Exhibit 99.1

Forum Energy Technologies Announces
Closing of $100 Million Senior Secured Bond Issuance
HOUSTON, TEXAS, November 11, 2024 – Forum Energy Technologies, Inc. (NYSE: FET) (“FET”) announced today that it closed its offering of USD $100.0 million aggregate principal amount of 10.5% senior secured bonds (the “Offering”) on November 8, 2024. The bonds will mature in November 2029 and were issued at par. Net proceeds from the Offering, together with cash on hand, were used to repay all borrowings outstanding under the seller term loan issued in connection with the acquisition of Variperm Energy Services and were also used to redeem in full all outstanding 9.000% Convertible Senior Secured Notes due 2025 (the “2025 Notes”). FET discharged its obligations under the 2025 Notes indenture, and they will be redeemed on December 8, 2024.
Neal Lux, President and Chief Executive Officer, remarked, “I am pleased with the team’s hard work to deliver on the strategic plan we outlined earlier this year. The Offering not only fortifies our balance sheet, but also provides flexibility for strategic investments in the form of traditional M&A and share repurchases. We will, however, continue to remain focused on reducing net debt and maintaining conservative net leverage.“
ABG Sundal Collier acted as sole manager and bookrunner in the Offering. FET was represented in the transaction by Gibson, Dunn & Crutcher LLP and Schjodt as legal counsel. ABG was represented by Wikborg Rein Advokatfirma AS, as legal counsel.
FET is a global manufacturing company, serving the oil, natural gas, industrial and renewable energy industries. With headquarters located in Houston, Texas, FET provides value added solutions aimed at improving the safety, efficiency, and environmental impact of its customers' operations. For more information, please visit www.f-e-t.com.

Cautionary Statement Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding the Offering and the use of proceeds therefrom. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated. For additional information regarding known material risks, you should also carefully read and consider FET’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and FET undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Company Contact
Rob Kukla
Director of Investor Relations
281.994.3763
rob.kukla@f-e-t.com

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